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                                                                      EXHIBIT 15





November 13, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:       Tollgrade Communications, Inc. and subsidiaries

         1). Form S-8 (Registration No. 333-4290) 1995 Long-Term Incentive Compensation Plan and Individual Stock Options Granted to Certain Directors and Employees Prior to the Adoption of the Plan

         2). Form S-8 (Registration No. 333-52907) 1998 Employee Incentive Compensation Plan


Commissioners:

We are aware that our report dated October 10, 2000 on our review of interim financial information of Tollgrade Communications, Inc. and subsidiaries as of and for the three month and nine month period ended September 30, 2000 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in the registration statements referred to above.

Very truly yours,



/s/ PricewaterhouseCoopers LLP